Exhibit 99.1

1 G1 Townhall Meeting – August 2024 Introduction to Pharmacosmos

2 COMPL2023 - 003 - C - 210223 TOBIAS S. CHRISTENSEN President & CEO MSc Eng CLAES CHRISTIAN STRØM Executive Vice President, CCO MD, PhD, BBA JOSH FRANKLIN President, Pharmacosmos Therapeutics Inc., US

3 Pharmacosmos Introduction COMPL2023 - 003 - C - 210223 Our focus, ambition & solutions

4 COMPL2023 - 003 - C - 210223 • Pharmacosmos has established a state - of - the - art production facility • Factory designed and built specifically by Pharmacosmos engineers • The secret is in the carbohydrates and the complexing technology • Capacity to supply the whole world with iron • Entirely water - based – no organic solvents

5 Sustainability Initiatives • We do not use any organic solvents in our production. • We have reduced our water consumption by developing an integrated water system utilising excess purified water into our cooling and heating processes • The main ingredient in our production (sugar) is sourced and produced locally, and p arts of our production waste are reused in animal feed and for the production of biogas • 50% of the power consumed at our manufacturing site is sourced from wind and solar energy • All of our non - biodegradable waste is sorted before being shipped for recycling or incineration for energy production

6 COMPL2023 - 003 - C - 210223 Pharmacosmos A family - owned company

1965
Established by Dr. H. Christensen. Initial focus on production of dextrans

1983
First FDA approval of iron dextran bulk solution for veterinary use

1992
FDA approved for supplying human IV iron API for use in the USA

2001
Approval of CosmoFer® in the EU

2003
Inaugurated state-of-the-art facility

2008
Launch of Uniferon® 20%

2009
Approval of Monofer® in the EU

2014
Inaugurated carbohydrate derivatives synthesis facility

2019
Established US subsidiary for sales of human medicines

2020
Approval and launch of Monoferric® in the US

Established Chinese subsidiary

2021
Initiated commercialization of IV iron products in China

2021
Acquired AbFero Pharmaceuticals Inc.

COMPL2023-003-C-210223

PHARMACOSMOS

Executive Management



TOBIAS S. CHRISTENSEN

President & CEO
MSc Eng



CLAES CHRISTIAN STRØM

Executive Vice President, CCO
MD, PhD, BBA



HENRIK PARKER

Executive Vice President, CFO
MSc in Business Economics and Auditing



LARS LYKKE THOMSEN

Executive Vice President, CMO
MD, PhD, DMSc



MILENA JORDANOVA OLSEN

Executive Vice President,
General Counsel
Attorney at Law



INGEBORG L LAURSEN

Vice President,
Quality & Regulatory Affairs
Cand. Pharm.



DITTE LINDBOE

Executive Vice President, HR
Cand. Merc. HRM



THOMAS BIRGER RIISAGER

Executive Vice President
Corporate Development & Strategy

PHARMACOSMOS

COMPL2023-003-C-210223

9 Board Members JACOB TOLSTRUP Chairman of the Board of Directors MILENA JORDANOVA OLSEN Member of the Board LARS CHRISTENSEN Deputy Chairman of the Board MARTIN HOLST LANGE Member of the Board LARS GREEN Member of the Board

COMPL2023 - 003 - C - 210223 600+ worldwide employees Note: FTEs including sales and other functions within the sales organisation , including vacant positions Pharmacosmos sales (Through partners) Global presence Pharmacosmos present with affiliates

11 Our Values People driven Committed to Quality Innovating for better lives

12 People driven Committed to Quality Innovating for better lives We are a family - held company built on passionate, knowledgeable people. We value integrity, open - mindedness and respect and are guided by these values in all our endeavours. We respect each individual who becomes a part of our journey, from our employees and partners to our end - users. And we recognise that the strength in all our collaborations is trust.

13 Committed to quality People driven Innovating for better lives Quality is our source of inspiration. Quality drives our results. It represents our aspiration for excellence and our focus on driving continual improvements. For our partners and end - users, quality must always be tangible in our products, processes and people. This way, quality is the promise we keep every day.

14 Innovating for better lives People driven Committed to quality Innovation is essential in our quest to improve the lives of humans and animals. We seek to address unmet needs through our expertise in iron and carbohydrate - based pharmaceuticals. We believe in a holistic and collaborative approach to research and innovation, so we work together with the scientific and medical communities to set new standards.

15 COMPL2023 - 003 - C - 210223 Pharmaceuticals Carbohydrates Animal Health Our focus, iron and carbohydrates applied

16 COMPL2023 - 003 - C - 210223 Carbohydrates • A world leader in cGMP carbohydrates for pharmaceutical use • The only FDA and EMA inspected manufacturer of dextran APIs • Unique polymer fractionation and derivatization platform • Widest range of molecular weights – from 500 Da to >5,000,000Da • GMP pilot and full - scale facilities for derivatives synthesis • R&D programme focused on new applications and derivatives Carbohydrates

Examples of current applications for our carbohydrates COMPL2023 - 003 - C - 210223 THERAPIES • Nanoparticles for drug delivery and cell seperation • Antibody - drug conjugates EYEDROPS • Lubrication • Tear replacement • Red eye relief TISSUE AND ORGAN PRESERVATION • Cornea transplants • Wound care • Synthesis of Hydrogels • Lung storage and perfusion CELL THERAPIES, CRYOPRESERVATION • Cryopreservation media • Thawing media • Anti - clumping • Nanoparticles for cell separation VACCINES • Adjuvants (e.g. DEAE Dextran) • Carriers • Stabilizing agents • Lyophilisation BLOOD VOLUME EXPANDER • IV infusion fluids for treatment of shock and hypovolemia • Prevention of thrombosis Carbohydrates

18 COMPL2023 - 003 - C - 210223 Pharmaceuticals • IV iron carbohydrate compounds for treatment of iron deficiency with or without anaemia • Three innovative brands – Monofe r ® , Diafer ® and CosmoFer ® • Covering entire pharma value chain from R&D to marketing and sales • Sales in >50 countries through affiliates and partners Pharmaceuticals

19 COMPL2023 - 003 - C - 210223 Pharmaceuticals * Up to 20 mg/kg 1 Iron dextran administered in more than 82 million doses since 1993 Tailor - made IV iron for patients on dialysis Iron correction in ONE visit* Pharmaceuticals

Unique technology 20 References 1. Kalra, P.A. et al. Port J Nephrol Hypert 2012; 26(1): 13 - 24 2. Jahn M.R. et al. European Journal of Pharmaceutics and Biopharmaceutics, Volume 78, Issue 3, August 2011, Pages 480 - 491 3. Monofer ® SPC COMPL2023 - 003 - C - 210223 Pharmaceuticals

Spearheading clinical research in ID & IDA 21 Clinical studies involving >8,600 patients First long - term* hard endpoint Randomized Controlled Trial with IV iron in iron deficient heart failure patients Head - to - head studies vs iron sucrose Head - to - head studies vs ferric carboxymaltose * >1 year COMPL2023 - 003 - C - 210223 Pharmaceuticals

22 Pharmacosmos Introduction COMPL2023 - 003 - C - 210223 Pharmacosmos Therapeutics Inc

Pharmacosmos Therapeutics Inc.

- Established September 2019 to commercialize Monoferric® (ferric derisomaltose) in the United States
- Wholly-owned affiliate of Pharmacosmos A/S located in Morristown, New Jersey
- Top-tier, focused commercial organization







2020 Monoferric **approved** in the US[7]	**>148,000 doses administered** in the US[6]

Data accurate as of March 5, 2024

Fully integrated team of SARs, Market Access, MSLs and clinical educators

Extensive sales network established with **hematologist oncologists,** with close interfaces to **additional products**

Distribution setup through **buy-and-bill** process across hospitals, community oncology clinics and infusion clinics

Focused commercial organization, given current narrow portfolio, **ready to take on new products** and give them **full attention**

Omnichannel marketing capabilities fully integrated with Veeva CRM

COMPL2023-003-C-210223

References:. **1.** Auerbach M et al. *Am J Hematol.* 2019;94(9):1007-1014. **2.** Bhandari S et al. *Nephrol Dial Transplant.* 2021;36:111-120. **3.** Wolf M et al. *JAMA.* 2020;323(5):432-443. **4.** Derman R et al. *Avm J Hematol.* 2017;92:286–291. **5.** Monoferric (ferric derisomaltose) Prescribing Information; Pharmacosmos Therapeutics, Inc., Morristown, NJ: 2022. **6.** Data on file. Pharmacosmos Therapeutics, Inc.

PHARMACOSMOS

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the business Pharmacosmos A/S ("Pharmacosmos") and of the proposed acquisition of G1 Therapeutics, Inc. ("G1") by Pharmacosmos. The words "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this document are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this document, including, without limitation: (i) risks and uncertainties relating to Pharmacosmos's financial performance and business operations; (ii) risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; (iii) uncertainties as to how many of G1's stockholders will tender their shares in the offer; (iv) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (v) the possibility that competing offers will be made; (vi) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (vii) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; (viii) G1's ability to successfully demonstrate the efficacy and safety of its drug or drug candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; (ix) comments, feedback and actions of regulatory agencies; (x) G1's dependence on the commercial success of COSELA (trilaciclib); (xi) the inherent uncertainties associated with developing new products or technologies and operating as commercial stage company; (xi) chemotherapy shortages; and (xiii) other risks identified in G1's SEC filings, including G1's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Pharmacosmos and G1 disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

PHARMACOSMOS

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25 Additional Information and Where to Find It The tender offer referred to in this document has not yet commenced. This document is for informational purposes only and is nei ther an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials tha t Pharmacosmos and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Pharmacosmos and its acquisition subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and G1 will file a solicitation/recommendation statement on Schedule 14D - 9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY G1’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to G1’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation sta tem ent will also be made available to all stockholders of G1 by accessing https://investor.g1therapeutics.com/ or by contacting Investor Relations at ir@g1therapeutics.com . In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SE C. G1’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D - 9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.